UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2005

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

6105 Trenton Lane North, Minneapolis, Minnesota 55442
(Address of principal executive offices)          (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Select Comfort Corporation (the “Company”) provides annual cash incentive compensation for executive officers and other employees under the Select Comfort Corporation Executive and Key Employee Incentive Plan (the “Plan”). The material terms of the performance goals under the Plan were previously approved by shareholders of the Company. Consistent with the requirements of the Plan, at or prior to the beginning of each fiscal year, the Compensation Committee of the Board of Directors determines:

•	The employees by grade level that are eligible to participate in the Plan for the year;

•
The quarterly and/or annual performance goal or goals for the year (from among sales growth and volume, net operating profit, cash flow, earnings per share, return on capital, and/or return on assets);

•
For each eligible employee, (A) the target bonus level as a percentage of base compensation, (B) the portion of the target bonus level that is based on achievement of objective company performance goals, and (C) the portion of the target bonus level, if any, that is based on achievement of objective individual performance goals; and

•	The range of actual bonus payment levels, expressed as percentages of the target bonus levels, to be paid based on various levels of achievement of the performance goal or goals for the year.

Pursuant to the terms of the Plan, and consistent with prior years, on December 6, 2005, the Compensation Committee: (i) selected Company-wide net operating profit as the primary performance goal and unit sales growth as a secondary performance goal; and (ii) maintained target bonus levels at 75% of base salary for the CEO and 55% of base salary for senior vice presidents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)
Dated: December 8, 2005	By: /s/ Mark A. Kimball
Title: Senior Vice President